Exhibit 2

AMENDED AND RESTATED

FIDELITY BOND AGREEMENT

This Agreement is made as of this 7th day of December, 2010 by and among Cohen & Steers Capital Management, Inc. (the “Adviser”), Cohen & Steers Closed-End Opportunity Fund, Inc., Cohen & Steers Dividend Majors Fund, Inc., Cohen & Steers Global Income Builder, Inc., Cohen & Steers Select Preferred and Income Fund, Inc., Cohen & Steers Quality Income Realty Fund, Inc., Cohen & Steers REIT and Preferred Income Fund, Inc., Cohen & Steers Infrastructure Fund, Inc. and Cohen & Steers Total Return Realty Fund, Inc. (together, the “Funds”)

W I T N E S S E T H:

WHEREAS, the Funds, with the exception of Cohen & Steers Select Preferred and Income Fund, Inc., have been a party to a Fidelity Bond Agreement, dated as of June 22, 2010; and

WHEREAS, the Adviser, effective December 7, 2010, has added Cohen & Steers Select Preferred and Income Fund, Inc. to the Funds’ fidelity bond as required by the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Funds are each a closed-end investment company and are registered under the Act; and

WHEREAS, the Adviser has agreed to provide certain administrative services to the Funds, including the purchase of a bond required by the Act and Rule 17g-1 promulgated thereunder pursuant to which the Funds and the Adviser are named insureds; and

WHEREAS, Rule 17g-1 requires that the named insureds under such a bond enter into an agreement with respect to certain matters.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.     Description of Bond.  St. Paul Fire and Marine Insurance Company (“Insurance Company”) has issued a fidelity bond in the amount of $6,575,000 which may be increased from time to time, designating the Adviser and the Funds as named insureds (the “Bond”).

2.     Minimum Recovery.  In the event recovery is received under the Bond as a result of a loss sustained by the Adviser or one or more of the Funds, each Fund shall receive an equitable and proportionate share of the recovery, which shall be at least equal to the amount that each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

3.     Term.  The term of this Agreement shall commence on the date hereof and shall terminate upon the termination or cancellation of the Bond.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Senior Vice President

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS DIVIDEND MAJORS FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS SELECT PREFERRED AND INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS REIT AND PREFERRED INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS INFRASTRUCTURE FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

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